                                   Exhibit 99.1

                                  For Information
                                   Brent A. Collins
                                   303-861-8140
FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PRELIMINARY PRODUCTION
AND PROVED RESERVE ESTIMATES FOR 2010

•	Preliminary fourth quarter 2010 production of 31.7 BCFE, higher than guidance range of 28.0 – 30.5 BCFE

•	North Dakota Bakken/Three Forks and operated Eagle Ford shale quarterly production increase 40% and 53%, respectively, on a sequential basis

•	Estimate of year-end 2010 proved reserves increases 27% to 985 BCFE driven by Eagle Ford and Woodford shale programs; organic reserve replacement of 349%

DENVER, CO  January 25, 2011 – SM Energy Company (NYSE: SM) today announces preliminary production results for the fourth quarter of 2010 and its estimate of proved reserves as of December 31, 2010, as well as an update of divestiture activity and liquidity.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, “We had a successful year in 2010.  From a production standpoint, our fourth quarter results cap a strong year of production growth.  In particular, our programs in the Eagle Ford and Bakken/Three Forks saw significant growth in the fourth quarter.  With regard to our proved reserves, the Company replaced nearly 350% of its production organically through the drill bit.  This reflects the transformation we have been making over the last couple of years into a leading unconventional resource company.  I am proud of the results that our management team and employees have delivered for 2010 and believe that our work this year will benefit our shareholders in the years to come.”

PRELIMINARY PRODUCTION RESULTS

Preliminary estimated production for the fourth quarter of 2010 was 31.7 BCFE, which is above the previously provided guidance range of 28.0 – 30.5 BCFE.  On a sequential basis, production grew 15% from the 27.5 BCFE reported in the third quarter of 2010.  Following is a comparison of the Company’s production on a sequential basis:

	4Q10	3Q10	% Change

Oil (MMBbl)	1.8	1.6	13%
Gas (Bcf)	20.7	17.9	16%
Equivalent (BCFE) (1)	31.7	27.5	15%

(1)	Totals may not add due to rounding.

Within reported gas production, the BTU content of the natural gas continues to increase as a result of the growing contribution of natural gas liquids (NGLs) to the production stream.  This increase in BTU content results in higher price realizations for the Company’s gas production.

The Company’s preliminary production by region for the fourth quarter of 2010 is as follows:

	Mid- Continent	ArkLaTex	South Texas & Gulf Coast	Permian	Rocky Mountain	Total (1)
Oil (MMBbl)	.1	-	.4	.4	.9	1.8
Gas (Bcf)	7.6	4.5	6.3	1.1	1.1	20.7
Equivalent (BCFE) (1)	8.0	4.6	9.0	3.7	6.4	31.7
Avg. Daily Equivalents (MMCFE/d)	86.9	50.0	97.6	40.6	69.2	344.4
Relative percentage	25%	15%	28%	12%	20%	100%

(1)	Totals may not add due to rounding.

Strong production in the Company’s Eagle Ford shale (both operated and non- operated), Bakken/Three Forks, and Haynesville shale programs are the principal drivers for the increase in production on a sequential basis.  Below is a table showing the equivalent production in significant programs in recent periods:

(in BCFE)	4Q10*	3Q10	% Change

Operated Eagle Ford	5.5	3.6	53%
Non-op Eagle Ford	2.4	1.3	85%
ND Bakken/Three Forks	2.1	1.5	40%
Haynesville	2.2	.7	214%
Granite Wash	1.9	2.0	(5%)
Wolfberry	2.8	2.7	4%

* Preliminary estimated.

For the full year 2010, the Company estimates production of 110.0 BCFE.

ESTIMATE OF 2010 PROVED RESERVES

SM Energy’s estimate of proved reserves as of December 31, 2010, was 984.5 BCFE, which is an increase of 27% from 772.2 BCFE at the end of 2009.  These reserves are comprised of 57.4 MMBbl of oil and 640.0 Bcf of natural gas, and are 70% proved developed.  The before income tax PV-10 value of the Company’s estimated proved reserves at December 31, 2010 was $2.3 billion, which was roughly $1.0 billion higher than the prior year. Over 80% of SM Energy’s estimated proved reserves by value were audited by an independent reserve engineering firm.

Prices used at year end to calculate the Company’s estimate of proved reserves were $4.38 per MMBTU of natural gas and $79.43 per barrel of oil and use the trailing 12-month arithmetic average of the first of month price.  These prices are 13% and 30% higher than the prices used at the end of 2009 for natural gas and oil, respectively.

The roll-forward of the Company’s estimate of proved reserves is provided in the following table:

(in BCFE)
Beginning of year	772.2

Revisions of previous estimate (engineering, price, and aged PUD)	24.7
Discoveries and extensions	270.2
Infill reserves in an existing proved field	114.0
Purchases of minerals in place	.2
Sales of reserves	(86.8)
Production	(110.0)

End of year	984.5

Percentage natural gas	65%
Percentage proved undeveloped	30%

The Company’s estimate of proved reserves by region for 2010 is as follows:

	Mid- Continent	ArkLaTex	South Texas & Gulf Coast	Permian	Rocky Mountain	Total (1)
Proved developed	198.7	88.8	97.0	98.5	204.3	687.3
Proved undeveloped	94.9	49.1	110.3	15.3	27.5	297.2
Total proved (1)	293.7	137.9	207.3	113.9	231.8	984.5

Relative percentage	30%	14%	21%	12%	24%	100%
Percentage natural gas	97%	99%	72%	28%	16%	65%

(1)	Totals may not add due to rounding.

Using the Company’s preliminary estimate of full year 2010 production of 110 BCFE, the Company’s reserve replacement ratio, excluding the impact of any revisions, divestitures, or acquisitions, is 349% and the Company’s reserve life is 9.0 years as of December 31, 2010.

SELECTED MAJOR PLAY ECONOMIC SENSITIVITIES

The Company is providing economic sensitivities for its plays with significant capital allocated to them in 2011.

Operated Eagle Ford Shale

NYMEX Price ($ per Bbl / MMBtu)	$65.00 / $3.50	$75.00 / $4.50	$85.00 / $5.50	$95.00 / $6.50

Before-tax IRR	12%	27%	45%	68%

The Operated Eagle Ford shale sensitivity assumes a gross well cost of $7.0 million, an estimated ultimate recovery (EUR) of 2.9 BCFE, and a 30-day average initial production (IP) rate of 4.9 MMCFE/d.

Bakken / Three Forks

NYMEX Price ($ per Bbl / MMBtu)	$65.00 / $3.50	$75.00 / $4.50	$85.00 / $5.50	$95.00 / $6.50

Before-tax IRR	10%	15%	22%	29%

The Bakken / Three Forks sensitivity assumes a gross well cost of $6.7 million, an EUR of 373 MBOE, and a 30-day average IP rate of 414 BOE/d.

The gross well costs used above are forward looking and do not include land, seismic, or general and administrative costs.  The EURs used above reflect the estimated proved reserves associated with a representative proved undeveloped well location in the respective play.  Please refer to the “Cautionary Statement Concerning Hydrocarbon Volumes” for important disclosures related to EURs and IPs.

DIVESTITURE UPDATE

In January 2011, the Company closed a portion of its previously announced Rocky Mountain divestiture of non-core PDP properties for $41 million, with the remainder expected to be closed in the first quarter of 2011.  The Company’s Permian divestiture of non-core PDP properties closed in December 2010 for $56 million.  These transactions are both subject to customary closing adjustments and marketing payments.

The Company is continuing negotiations on the potential sale of its entire Marcellus shale position in north central Pennsylvania.

LIQUIDITY UPDATE

As of December 31, 2010, SM Energy had $48.0 million outstanding under its credit facility.  Unused availability under the facility at that date, excluding outstanding letters of credit, was $629.5 million.

INFORMATION ABOUT PRODUCTION AND PROVED RESERVE AMOUNTS

The information in this release is unaudited and subject to revision. Audited and final results will be provided in the press release announcing fourth quarter and full year results ahead of the Company’s earnings conference call scheduled for February 25, 2011.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is currently planned to be filed with the Securities and Exchange Commission on or about February 25, 2011. SM Energy believes that the presentation of pre-tax discounted present value is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company’s proved reserves prior to taking into account future corporate income taxes and its current tax structure. The Company further believes investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of its proved reserves as compared with other companies. SM Energy’s pre-tax discounted present value as of December 31, 2010 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2010 by reducing the Company’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation is not currently available and will be included, along with additional reserve disclosure, in the Company’s 2010 Annual Report on Form 10-K.

CAUTIONARY STATEMENT CONCERNING HYDROCARBON VOLUMES

Proved reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain.  In this release, the Company uses the term “EUR” (estimated ultimate recovery), which for purposes of this press release is the sum of estimated proved reserves remaining as of a given date and cumulative production as of that date.

In this release, the Company uses type well EURs and initial potential (“IP”) production rates to forecast rates of return under various pricing scenarios.  These hypothetical results incorporate a number of assumptions and are for illustrative purposes only.  Actual EURs and IPs will vary significantly.  The IP rates in many of the Company’s plays have steep decline curves and these IP rates should not be viewed as sustained production rates.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” “budget,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for divested properties, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.